AMENDMENT NO.1 TO LICENSING AGREEMENT

     This Amendment No.1 dated as of January 22, 1999 to that certain Licensing Agreement (this "Amendment"), dated as of March 31, 1995, by and between EMBRYO DEVELOPMENT CORPORATION, a Delaware corporation (the "Company" or "Licensee"), and LLOYD A. MARKS, M.D. (the "Licensor").

                    W I T N E S S E T H :


     WHEREAS, the Company and the Licensor have entered into a Licensing Agreement dated as of March 31, 1995 (the "Licensing Agreement"), whereby the Licensor has licensed the exclusive rights to develop, manufacture and sell products covered by U.S. Patent No. 5,256,152 (the "Patent") also known as the Safety Needle and Method for Using Same (the "Invention").

     WHEREAS, the Company and the Licensor desire to amend the Licensing Agreement to effect changes provided for herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged , the parties hereto agree as follows:

     1. Effective as of the date hereof, the Licensing Agreement is hereby amended by eliminating the "Minimum Payment Obligation," as that term is defined in the Licensing Agreement under Section 5. The last such payment due by Licensee shall be the payment which was due in September 30,1998 in the amount of $50,000.  Such payment shall be made upon the execution of this
Amendment.   If this payment is not made or the funds associated with this payment are not available to Licensor within thirty days from the date of this Amendment then this entire Amendment shall be null and void.

     2. In consideration for eliminating Minimum Payment Obligation, the parties hereto agree to the following:

          a) An increase in the amount of the Royalty as defined in the License Agreement under Section 4.2 to 10%;

          b) The Company shall pay to Licensor, in lieu of any and all other minimum Royalty obligations under the Licensing Agreement, a maximum aggregate sum of four hundred and fifty thousand dollars
         ($450,000) to be paid as follows:

               (i) $2,500 per month until no balance remains, the first payment to be made in February 1, 1999. Subsequent payments shall be made on the first of each month thereafter. If such payments are not made the Company shall be deemed in breach of the Amendment if such amounts are not made current within five (5) days of receipt of written notice of breach by Licensor. Any such amount which are past due shall bear an interest rate of 10% per annum;

              (ii) 10% of the net proceeds received by the Company from any Capital Raise by the Company subsequent to January 7, 1999 excluding the first $600,000 raised during the period January 7, 1999 through February 28, 1999. For purposes of this Amendment, the term "Capital Raise" shall be defined as the sale of any equity securities issued by the Company whether in a private or public transaction, or the proceeds from any new long-term debt financing of the Company, the sale of any of the remaining shares of HDS common stock owned by the Company, or the sale of substantially all of the Company's assets. Such amounts due under this section 2(b)(ii) shall be due thirty days from the time such funds become available to the Company and a schedule illustrating the calculation of any amounts due hereunder shall be provided to the Licensor along with any payments. The Company shall provide the Licensor with notice of any such Capital Raise as soon as practicable;

             (iii) 10% of the Net Income Before Taxes on a consolidated basis of the Company (as defined using generally accepted accounting practices typical of the medical device industry), to be paid within 90 days after fiscal year-end; and

            (iv) Payments made under the provisions of section 2(b) of this Amendment shall not be applied to any amounts due under section 2(a) of this Amendment; and

             (v) Any failure by the Company to make any payment under section 2(b) of this Amendment if not cured within 30 days after receipt of written notice by Licensor shall permit the Licensor to immediately terminate this Amendment and the Licensing Agreement.

          The aggregate sum of $450,000 shall not bear any interest.

          c) If the Licensing Agreement is terminated for any reason by the Licensor, the remaining balance due under section 2(b) above shall be reduced by the lesser amount of $125,000 or the remaining balance due and all possessions owned by the Company related to the Invention, including but not limited to documents, engineering reports and drawings, prototypes, molds, models, data, and other information acquired by the Company with respect to the Invention (collectively hereinafter referred to as the "Know How") shall be given to the Licensor and become the Licensor's property free and clear of any liens or encumbrances. If the Company terminates this Amendment or the Licensing Agreement for any reason then the Licensor shall have the option to acquire the Know-How for a reduction in the remaining balance due under section 2(b) above equal to the lesser amount of
         $125,000 or the remaining balance due.


         d) If the Company does not obtain the necessary government approvals to market the Invention within 24 months from the date hereof then the License Agreement shall automatically terminate unless the Company is current with all of its obligations under section 2(b) of this Amendment and pays the Licensor an additional fee of $250,000, paid by the last day of the 24th month of the date of this agreement, and thereby extends this regulatory approval requirement by an additional 24 months. If the Company extends this regulatory approval requirement and the Company does not obtain the necessary government approvals to market the Invention within 48 months from the date hereof then the License Agreement shall automatically terminate.

         e) The Licensor acknowledges that this Amendment and the terms contained herein fully satisfy any prior obligations owed to Licensor by the Company including, but not limited to, the Minimum Payment Obligations with respect to the Invention and any other products or inventions currently or previously licensed by the Company from the Licensor.

     3. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

     4. Except as otherwise specifically set forth herein, all of the terms and provisions of the Licensing Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.


                 EMBRYO DEVELOPMENT CORPORATION

                 By:/s/ Matthew Harriton
                    ---------------------
                 Name: Matthew Harriton
                 Title:  CEO

                 /s/ Lloyd Marks
                 _____________________________
                 Llyod A. Marks, M.D.